Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HARBOR BIOSCIENCES, INC.,

a Delaware corporation

HARBOR BIOSCIENCES, INC., a Delaware corporation (the “Corporation”) organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

FIRST: That resolutions were duly adopted in accordance with Section 242 of the Delaware General Corporation Law (“DGCL”) setting forth the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The amendments are as follows:

RESOLVED, that Article IV of the Certificate of Incorporation is hereby amended to add a paragraph B immediately subsequent to the current paragraph A and the current paragraph B shall be relettered to be paragraph C and the current paragraph C shall be relettered to be paragraph D. The newly added paragraph B shall provide in its entirety the following:

“B. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of an amendment to this Amended and Restated Certificate of Incorporation adding this Paragraph B to Article IV, and without regard to any other provision contained herein, each 1,000 shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall automatically and without any action on the part of the respective holders thereof or the Corporation, be reclassified and changed into one (1) fully-paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation; provided, however, that no fractional shares shall be issued to any record holder of fewer than 1,000 shares of Common Stock immediately prior to the Effective Time, and the Corporation shall, in lieu of issuing fractional shares to such record stockholders, pay to each such record stockholder a cash payment, without interest, of $0.142 per share of Common Stock held by such record stockholder immediately prior to the Effective Time and such record stockholder shall no longer have any further rights as a stockholder of the Corporation.”

SECOND: That thereafter, pursuant to a resolution of the Board of Directors, the Annual Meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment of the Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Harbor BioSciences, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be signed by Robert Weber, its duly authorized Chief Financial Officer and Secretary, this 26th day of October, 2011.

/s/ Robert Weber
Robert Weber
Chief Financial Officer and Secretary